                                                                    EXHIBIT 99.1

BRADY CORPORATION ANNOUNCES THE ELECTION OF FRANK M. JAEHNERT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND KATHERINE M. HUDSON AS CHAIRMAN OF THE BOARD, EFFECTIVE APRIL 1, 2003.

MILWAUKEE, Feb 20, 2003 - Brady Corporation's (NYSE:BRC) Board of Directors today announced the election of Frank M. Jaehnert as President and Chief Executive Officer, and Katherine M. Hudson as Chairman of the Board, both effective April 1, 2003. Jaehnert was also elected to the Brady Board of Directors.

Jaehnert, 45, currently serves as Senior Vice President of Brady Corporation and President of Brady's Identification Solutions and Specialty Tapes Group. From 1996 to 2002 he served as Brady's Chief Financial Officer. Prior to joining Brady in 1995 he held various financial and management positions in both Germany and the United States for Robert Bosch GmbH, headquartered in Stuttgart, Germany. A native of Stuttgart, he holds the equivalent of a master of business administration degree from the University of Stuttgart, Germany. He lives in Ozaukee County, Wis., with his wife and three children.


Hudson, 56, has served as Brady Corporation President and Chief Executive Officer since 1994.


"Under Katherine Hudson's leadership, Brady has grown to be a truly global enterprise. Her focus on creating value for shareholders, customers and employees has led to sales growth of nearly 100% during her tenure at Brady," said Robert C. Buchanan, Chairman of the Brady Board of Directors' Corporate Governance Committee. "As Chairman of the Board, she will continue to play an important role in Brady's future. We are delighted that she will share her many talents with us in this new capacity.


"The election of Frank Jaehnert as Brady's next President and Chief Executive Officer is part of a planned succession process. He brings a broad range of executive experience and an insightful international perspective that will be a great asset to the company as it continues to grow."


"In working with Frank through the years, I have come to appreciate his strong leadership skills and high energy," said Hudson. "I look forward to continuing to work with him in building an even bigger and better Brady."


"I am eager to continue the course charted for Brady's future under Kathy Hudson's guidance, and excited by the talent and commitment of our over 3,000 employees around the world," said Jaehnert. "Our strong focus on our customers and creating value for our shareholders will remain. With sound strategies, a strong global infrastructure, and solid financials, Brady is well positioned for accelerated growth and increased profitability. I appreciate the trust the company has placed in me and am committed to its future success."


Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs, precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical, and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs more than 3,000 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. The company had sales of $517 million in fiscal 2002. More information is available on the Internet at www.bradycorp.com.

CONTACT:        Brady Corporation
  Media:        Carole Herbstreit, 414/438-6882
    or
  Investors:    Barb Bolens, 414/438-6940